CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Advisor Series II of our reports dated October 13, 2026, relating to the financial statements and financial highlights of Fidelity Advisor Limited Term Bond Fund and Fidelity Limited Term Securitized Completion Fund; of our report dated October 14, 2026, relating to the financial statements and financial highlights of Fidelity Advisor Mortgage Securities Fund, which appear in Fidelity Advisor Series II's Certified Shareholder Report on Form N-CSR for the year ended August 31, 2026. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

October 22, 2026